SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No._______)


			        Kirklands, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, Par Value $0.01 per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   497498105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 12, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Capital, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     OO, IA




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,858,975

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,858,975

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,858,975

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.5%

12.  TYPE OF REPORTING PERSON

     OO, IA




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard W. Shea, Jr.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,858,975

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,858,975

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,858,975

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.5%

12.  TYPE OF REPORTING PERSON

     IN




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     PN




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Partners II, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     PN




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon International, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     CO




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon International BP, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     CO




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Focus Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     PN




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Focus Fund II, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     PN




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Focus Fund International ,Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     CO




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Focus Fund International BP, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     CO




CUSIP No. 497498105
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Continuum Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,699,039

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,699,039

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,699,039

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%

12.  TYPE OF REPORTING PERSON

     PN




CUSIP No. 497498105
            ---------------------


Item 1(a).  Name of Issuer:

            Kirklands, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuers Principal Executive Offices:

            805 North Parkway
            Jackson, Tennessee 38305
            ____________________________________________________________________

Item 2(a) - (c). Name, Principal Business Address, and Citizenship of Person:

            Vardon Capital, L.L.C. - Delaware
            Vardon Capital Management, L.L.C. - Delaware
            Richard W. Shea, Jr. - United States
            Vardon Partners, L.P. - Delaware
            Vardon Partners II, L.P. - Delaware
            Vardon Focus Fund, L.P. - Delaware
            Vardon Focus Fund II, L.P. - Delaware
            Vardon Continuum Fund, L.P. - Delaware

            120 West 45th Street, 17th Floor
            New York, New York 10036

            Vardon International, Ltd. - Cayman Islands
            Vardon International BP, Ltd. - Cayman Islands
            Vardon Focus Fund International, Ltd. - Cayman Islands Vardon Focus Fund International BP, Ltd. - Cayman Islands

            Admiral Financial Center
            P.O. Box 32021 SMB
            90 Fort Street
            Grand Cayman, Cayman Islands, B.W.I.

       (d) Title of Class of Securities:

            Common Stock, Par Value $0.01 per Share

       (e) CUSIP Number: 497498105
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
            ____________________________________________________________________

Item 4.  Ownership.

 	(a) Amount Beneficially Owned:

              Vardon Capital, L.L.C. - 1,699,039
              Vardon Capital Management, L.L.C. - 1,858,975
              Richard W. Shea, Jr. - 1,858,975
              Vardon Partners, L.P. - 1,699,039
              Vardon Partners II, L.P. - 1,699,039
              Vardon International, Ltd. - 1,699,039
              Vardon International BP, Ltd. - 1,699,039
              Vardon Focus Fund, L.P. - 1,699,039
              Vardon Focus Fund II, L.P. - 1,699,039
              Vardon Focus Fund International ,Ltd. - 1,699,039
              Vardon Focus Fund International BP, Ltd. - 1,699,039 Vardon Continuum Fund, L.P. - 1,699,039


 	(b) Percent of Class:

              Vardon Capital, L.L.C. - 8.7%
              Vardon Capital Management, L.L.C. - 9.5%
              Richard W. Shea, Jr. - 9.5%
              Vardon Partners, L.P. - 8.7%
              Vardon Partners II, L.P. - 8.7%
              Vardon International, Ltd. - 8.7%
              Vardon International BP, Ltd. - 8.7%
              Vardon Focus Fund, L.P. - 8.7%
              Vardon Focus Fund II, L.P. - 8.7%
              Vardon Focus Fund International ,Ltd. - 8.7%
              Vardon Focus Fund International BP, Ltd. - 8.7%
              Vardon Continuum Fund, L.P. - 8.7%

        (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

              Vardon Capital, L.L.C. - 0
              Vardon Capital Management, L.L.C. - 0
              Richard W. Shea, Jr. - 0
              Vardon Partners, L.P. - 0
              Vardon Partners II, L.P. - 0
              Vardon International, Ltd. - 0
              Vardon International BP, Ltd. - 0
              Vardon Focus Fund, L.P. - 0
              Vardon Focus Fund II, L.P. - 0
              Vardon Focus Fund International ,Ltd. - 0
              Vardon Focus Fund International BP, Ltd. - 0
              Vardon Continuum Fund, L.P. - 0

          (ii)  Shared power to vote or to direct the vote

              Vardon Capital, L.L.C. - 1,699,039
              Vardon Capital Management, L.L.C. - 1,858,975
              Richard W. Shea, Jr. - 1,858,975
              Vardon Partners, L.P. - 1,699,039
              Vardon Partners II, L.P. - 1,699,039
              Vardon International, Ltd. - 1,699,039
              Vardon International BP, Ltd. - 1,699,039
              Vardon Focus Fund, L.P. - 1,699,039
              Vardon Focus Fund II, L.P. - 1,699,039
              Vardon Focus Fund International ,Ltd. - 1,699,039
              Vardon Focus Fund International BP, Ltd. - 1,699,039 Vardon Continuum Fund, L.P. - 1,699,039

          (iii) Sole power to dispose or to direct the disposition of

              Vardon Capital, L.L.C. - 0
              Vardon Capital Management, L.L.C. - 0
              Richard W. Shea, Jr. - 0
              Vardon Partners, L.P. - 0
              Vardon Partners II, L.P. - 0
              Vardon International, Ltd. - 0
              Vardon International BP, Ltd. - 0
              Vardon Focus Fund, L.P. - 0
              Vardon Focus Fund II, L.P. - 0
              Vardon Focus Fund International ,Ltd. - 0
              Vardon Focus Fund International BP, Ltd. - 0
              Vardon Continuum Fund, L.P. - 0

          (iv)  Shared power to dispose or to direct the disposition of

              Vardon Capital, L.L.C. - 1,699,039
              Vardon Capital Management, L.L.C. - 1,858,975
              Richard W. Shea, Jr. - 1,858,975
              Vardon Partners, L.P. - 1,699,039
              Vardon Partners II, L.P. - 1,699,039
              Vardon International, Ltd. - 1,699,039
              Vardon International BP, Ltd. - 1,699,039
              Vardon Focus Fund, L.P. - 1,699,039
              Vardon Focus Fund II, L.P. - 1,699,039
              Vardon Focus Fund International ,Ltd. - 1,699,039
              Vardon Focus Fund International BP, Ltd. - 1,699,039 Vardon Continuum Fund, L.P. - 1,699,039


Item 5.  Ownership of Five Percent or Less of a Class.


       		Not Applicable.
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


		Not Applicable
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


		Not Applicable
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.


		Not Applicable
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

		Not Applicable
          ______________________________________________________________________

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.







                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 19, 2007

Vardon Partners, L.P.		     Vardon Partners II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner



Vardon Focus Fund, L.P.		     Vardon Focus Fund II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner


Vardon International, Ltd.           Vardon International BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director





Vardon Focus Fund		     Vardon Focus International
International, Ltd.                  BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director




Vardon Continuum Fund, L.P.
By: Richard W. Shea, Jr.
as managing member of the
general partner



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Managing Member of
    the General Partner

Vardon Capital, L.L.C.		     Vardon Capital Management, L.L.C
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
its managing member	             its managing member



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member                      Managing Member


Richard W. Shea, Jr.



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Individually







								    Exhibit A

       				AGREEMENT


    The undersigned agree that this Schedule 13G dated March 19, 2007 relating to the Common Stock, Par Value $0.01 per Share of Kirklands, Inc. shall be filed on behalf of the undersigned.

Dated:  March 19, 2007

Vardon Partners, L.P.		     Vardon Partners II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner



Vardon Focus Fund, L.P.		     Vardon Focus Fund II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner



Vardon International, Ltd.           Vardon International BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director





Vardon Focus Fund		     Vardon Focus International
International, Ltd.                  BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director




Vardon Continuum Fund, L.P.
By: Richard W. Shea, Jr.
as managing member of the
general partner



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Managing Member of
    the General Partner

Vardon Capital, L.L.C.		     Vardon Capital Management, L.L.C
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
its managing member	             its managing member



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member                      Managing Member

Richard W. Shea, Jr.



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Individually